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                          INDEPENDENT AUDITORS' CONSENT


Applied Industrial Technologies, Inc.

We consent to the incorporation by reference in Registration Statements No. 33-65513, 33-42623 and 333-83809 of Applied Industrial Technologies, Inc. on Form S-8 of our report dated June 8, 2000, appearing in this Annual Report on Form 11-K of the Applied Industrial Technologies, Inc. Retirement Savings Plan for the year ended December 31, 1999.





/s/Deloitte & Touche LLP


Cleveland, Ohio
June 26, 2000